Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HAWKINS, INC.

The undersigned, Richard G. Erstad, in his capacity as Secretary of Hawkins, Inc., a Minnesota Corporation (the “Corporation”), hereby certifies that:

1. The name of this Corporation is Hawkins, Inc.

2. The first sentence of Article IV of the Corporation’s Amended and Restated Articles of Incorporation has been amended and restated to read in its entirety as follows:

“The aggregate number of shares which this Corporation shall have authority to issue is 60,000,000, with a par value of $0.01 per share, all of which shall be known as “Common Shares.””

3. That the foregoing amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes.

4. That the foregoing amendment has been adopted by the Corporation’s Board of Directors in accordance with the requirements of Chapter 302A.402, Subd. 3 of the Minnesota Statutes in connection with a two-for-one division of the Corporation’s Common Shares.

5. That the foregoing amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares of any class or series that remains unissued after the division exceeding the percentage of authorized shares of that class or series that were unissued before the division.

6. That the foregoing amendment shall be effective as of February 26, 2021 at 5:00 p.m. Central Time.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of February, 2021.

HAWKINS, INC.
By: /s/ Richard G. Erstad________________________
Richard G. Erstad, Secretary